CUMBERLAND PHARMACEUTICALS REPORTS
THIRD QUARTER & YEAR TO DATE
2015 FINANCIAL RESULTS

- Hepatoren® and Boxaban® Phase II Clinical Studies Complete
- Entered into Strategic Alliance with Clinigen Group plc
- Integrated Safety Analysis Published Supporting the Safety of Caldolor®

NASHVILLE, TN (Tuesday, November 3, 2015) - Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company focused on hospital acute care and gastroenterology, today announced third quarter 2015 financial results with Net Revenues of $7.9 million and Adjusted Earnings of $0.7 million or $0.04 per share. Net Revenues for the first nine months of 2015 were $25.5 million with Adjusted Earnings of $3.8 million or $0.22 per share.
As of September 30, 2015 the Company had approximately $92 million in total assets including approximately $53 million in cash and investments. Total Liabilities were $14.5 million and Total Shareholder’s Equity was $77.6 million. Cumberland also had approximately $44 million in tax net operating loss carryforwards, resulting from the prior exercise of stock options.
"Our third quarter was a highly productive one, with a series of favorable developments.” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. "We expect these positive developments will make an important contribution towards our goal of delivering long-term sustainable growth.”

QUARTER HIGHLIGHTS AND RECENT DEVELOPMENTS:
Caldolor®
The Journal of Pain Research recently published an open access article supporting the safety of Caldolor and adding to the growing body of literature in support of the drug. Caldolor is indicated for the management of mild to moderate pain, management of moderate to severe pain as an adjunct to opioid analgesics, and for the reduction of fever in adults.
The data in this cumulative safety analysis was derived from ten sponsored clinical studies investigating intravenous ibuprofen for the treatment of pain and/or fever in adult patients. Over 1,750 adult patients were included in safety and efficacy trials over an eleven year period. Patients receiving Caldolor required less morphine and experienced fewer adverse events relative to those who received placebo. Results from the integrated analysis continue to demonstrate the safety of Caldolor, supporting its use in hospitalized patients.
Hepatoren®
Cumberland is developing Hepatoren as a potential treatment for Hepatorenal Syndrome (HRS) - a life threatening condition with a high mortality rate and no approved pharmaceutical therapy in this country. There is an ongoing study to evaluate the safety, efficacy and pharmacokinetics of Hepatoren for this unmet medical need. The study is stratified into Type I or Type II patients with HRS based upon the progression of their disease.
The Company completed enrollment of the Type II patients and previously announced favorable top line results from that study. Enrollment of the remaining patients in the Type I HRS cohort is now complete, with data analysis underway. The Company looks forward to announcing top-line results from the Type I arm of this study later this year.
Boxaban®
The Company is developing Boxaban for the treatment of Aspirin-Exacerbated Respiratory Disease (AERD). AERD is a respiratory disease involving chronic asthma and nasal polyposis that is worsened by aspirin. No approved pharmaceutical treatment currently exits for AERD in this country.
Enrollment is now complete in this multi-center study, designed to gather initial safety and tolerability data on ifetroban in AERD patients. Top-line results indicate that ifetroban did not have an adverse effect in AERD patients, indicating the safe administration in this patient population. The Company will announce the full findings from this trial once data analysis is complete.
Strategic Alliance with Clinigen Group
During the third quarter, Cumberland entered into a strategic alliance with Clinigen Group plc, a specialty pharmaceutical and services firm based in the U.K.
The alliance will combine the respective strengths, expertise, and geographical footprints of Cumberland and Clinigen with respect to potential future products. The collaboration will give Cumberland the opportunity to support Clinigen products within the U.S. and enables Cumberland to use Clinigen’s international reach to enter in to new markets outside of the U.S. The Company believes this alliance creates an important new growth driver for both companies, allowing each to better continue to deliver important medicines for the care of hospitalized patients.

FINANCIAL RESULTS:
Net Revenue: For the three months ended September 30, 2015, net revenues were $7.9 million, compared to $9.7 million for the prior year period. Net revenue by product for the three months ended September 30, 2015, included $3.9 million for Kristalose®, $2.1 million for Acetadote®, including $1.1 million for the Company's Authorized Generic, $0.7 million for Omeclamox®-Pak, $0.7 million for Vaprisol®, and $0.4 million for Caldolor®.
For the nine months ended September 30, 2015, net revenues were $25.5 million compared to $27.6 million for the nine months ended September 30, 2014.

Operating Expenses: Total operating expenses for the three months ended September 30, 2015 were $7.6 million, compared to $8.7 million during the prior year period, as the Company continued to manage expenses in line with its revenues.
Total operating expenses for the first nine months of 2015 were $24.5 million, compared to $25.0 million for 2014. These expenses include a $1.2 million fee during the first quarter of 2015 associated with the submission of our Caldolor pediatric data and request to update that product’s label.
Adjusted Earnings: Adjusted Earnings for the third quarter were $0.7 million or $0.04 per share, compared to $1.8 million or $0.10 per share for the prior year period.
Adjusted Earnings for the nine months ended September 30, 2015 were $3.8 million, or $0.22 per share compared to $4.5 million, or $0.25 per share in 2014. The definition and reconciliation of Adjusted Earnings is provided in this release.
Balance Sheet: At September 30, 2015, Cumberland had $52.8 million in cash and marketable securities, with approximately $38.3 million in cash and equivalents and $14.4 million in marketable securities. Total assets at September 30, 2015 were $92.1 million. Total Liabilities were $14.5 million, including $1.7 million outstanding on our revolving line of credit, resulting in Total Shareholder's Equity of $77.6 million. Cumberland also had approximately $44 million in tax net operating loss carryforwards, resulting from the prior exercise of stock options.

Conference Call and Webcast
A conference call and live Internet webcast will be held on Tuesday, November 3, 2015 at 4:30 p.m. Eastern Time to discuss the Company's third quarter 2015 financial results. To participate in the call, please dial 877-303-1298 (for U.S. callers) or 253-237-1032 (for international callers). A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 855-859-2056 (for U.S. callers) or 404-537-3406 (for international callers). The Conference ID for the rebroadcast is 64682164. The live webcast and rebroadcast can be accessed via Cumberland's website at http://investor.shareholder.com/cpix/events.cfm.
About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company's primary target markets include hospital acute care and gastroenterology. Cumberland's five marketed products include Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, for the treatment of pain and fever, Kristalose® (lactulose) for Oral Solution, a prescription laxative, Vaprisol® (conivaptan) Injection, for the treatment of hyponatremia and Omeclamox-Pak® for the treatment of H. pylori infection and duodenal ulcer disease. Cumberland is developing Hepatoren® (ifetroban) Injection for the treatment of Hepatorenal Syndrome and Boxaban® (ifetroban) Oral Capsule for the treatment of Aspirin-Exacerbated Respiratory Disease. Cumberland is dedicated to providing innovative products that improve quality of care for patients. For more information on Cumberland’s approved products, including full prescribing information, please visit the individual product websites, links to which can be found on the Company’s website www.cumberlandpharma.com.
About Acetadote® (acetylcysteine) Injection
Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department,

Acetadote is approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. Serious anaphylactoid reactions, including death in a patient with asthma, have been reported in patients administered acetylcysteine intravenously. Acetadote should be used with caution in patients with asthma or where there is a history of bronchospasm. The total volume administered should be adjusted for patients weighing less than 40 kg and for those requiring fluid restriction. To avoid fluid overload, the volume of diluent should be reduced as needed. If volume is not adjusted, fluid overload can occur, potentially resulting in hyponatremia, seizure and death. For full prescribing information, visit www.acetadote.com.
About Caldolor® (ibuprofen) Injection
Caldolor is indicated for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever in adults. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with asthma, urticarial, or allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. Caldolor should be used with caution in patients with prior history of ulcer disease or GI bleeding, in patients with fluid retention or heart failure, in the elderly, those with renal impairment, heart failure, liver impairment, and those taking diuretics or ACE inhibitors. Blood pressure should be monitored during treatment with Caldolor. For full prescribing information, including boxed warning, visit www.caldolor.com.
About Kristalose® (lactulose) Oral Solution
Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Initial dosing may produce flatulence and intestinal cramps, which are usually transient. Excessive dosage can lead to diarrhea with potential complications such as loss of fluids, hypokalemia and hypernatremia. Nausea and vomiting have been reported. Use with caution in diabetics. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing information, visit www.kristalose.com.
About Omeclamox®-Pak (omeprazole, clarithromycin, amoxicillin)
Omeprazole is an antisecretory drug, which works by decreasing the amount of acid the stomach produces. Clarithromycin and amoxicillin are antibacterial drugs, which inhibit the growth of bacteria allowing the stomach lining to heal. Omeclamox-Pak is contraindicated in patients with a history of hypersensitivity to omeprazole, any macrolide antibiotic or penicillin. The safety and effectiveness of Omeclamox-Pak in the pediatric population has not yet been established. Omeclamox-Pak was approved by the U.S. Food and Drug Administration in 2011. For full prescribing information, visit www.omeclamox.com.
About Vaprisol® (conivaptan hydrochloride) Injection
Vaprisol an intravenous treatment for hyponatremia used in the critical care setting. Hyponatremia is an electrolyte disturbance in which sodium ion concentration in blood plasma is lower than normal. This can be associated with a variety of critical care conditions including congestive heart failure, liver failure, kidney failure and pneumonia. The product is a vasopressin receptor antagonist that raises serum sodium levels and promotes free water secretion. Vaprisol was approved by the U.S. Food and Drug Administration in 2005 for euvolemic hyponatremia and in 2007 for hypervolemic hyponatremia. For full prescribing information, visit www.vaprisol.com.

About Cumberland Emerging Technologies (CET)
Cumberland Emerging Technologies, Inc. (www.cet-fund.com) is a joint initiative between Cumberland Pharmaceuticals Inc., Vanderbilt University, LaunchTN, and Gloria Pharmaceuticals. The mission of CET is to bring biomedical technologies and products conceived at Vanderbilt University and other regional research centers to the marketplace. CET helps manage the development and commercialization process for select projects, and provides expertise on intellectual property, regulatory, manufacturing and marketing issues that are critical to successful new biomedical products. CET's Life Sciences Center, located in Nashville, Tennessee, provides laboratory space, equipment and infrastructure to early-stage life sciences companies.

Forward-Looking Statements
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland's current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland's operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland's results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland's products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company's most recent Form 10-K and subsequent 10-Q's as filed with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

Investor Contact:	Media Contact:
Erin Smith	Rebecca Kirkham
Corporate Relations	Lovell Communications
(615) 255-0068	(615) 297-7766
SOURCE: Cumberland Pharmaceuticals Inc.
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CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$38,316,291	$39,866,037
Marketable securities	14,438,830	14,841,418
Accounts receivable, net of allowances	5,798,393	5,504,728
Inventories	4,206,039	5,600,319
Other current assets	4,962,835	5,002,469
Total current assets	67,722,388	70,814,971
Property and equipment, net	541,771	651,030
Intangible assets, net	21,222,380	21,568,541
Other assets	2,572,698	2,370,572
Total assets	$92,059,237	$95,405,114
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,126,687	$3,242,713
Other current liabilities	7,747,800	10,506,769
Total current liabilities	11,874,487	13,749,482
Revolving line of credit	1,700,000	—
Other long-term liabilities	940,719	902,841
Total liabilities	14,515,206	14,652,323
Commitments and contingencies
Equity:
Shareholders’ equity:
Common stock—no par value; 100,000,000 shares authorized; 16,496,217 and 17,118,993 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	58,191,138	61,942,410
Retained earnings	19,398,555	18,818,263
Total shareholders’ equity	77,589,693	80,760,673
Noncontrolling interests	(45,662)	(7,882)
Total equity	77,544,031	80,752,791
Total liabilities and equity	$92,059,237	$95,405,114

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net revenues	$7,885,048	$9,729,047	$25,481,563	$27,572,459
Costs and expenses:
Cost of products sold	980,176	1,339,723	3,379,018	3,692,256
Selling and marketing	3,608,828	3,821,953	10,645,229	11,365,966
Research and development	757,442	934,783	3,444,524	2,622,310
General and administrative	1,794,279	2,158,057	5,591,982	6,195,523
Amortization	473,439	485,493	1,471,879	1,083,706
Total costs and expenses	7,614,164	8,740,009	24,532,632	24,959,761
Operating income	270,884	989,038	948,931	2,612,698
Interest income	64,072	108,005	178,320	204,892
Interest expense	(19,815)	(26,877)	(53,854)	(51,358)
Income before income taxes	315,141	1,070,166	1,073,397	2,766,232
Income tax expense	(193,439)	(340,982)	(530,885)	(1,052,330)
Net income	121,702	729,184	542,512	1,713,902
Net loss at subsidiary attributable to noncontrolling interests	4,911	16,736	37,780	40,908
Net income attributable to common shareholders	$126,613	$745,920	$580,292	$1,754,810
Earnings per share attributable to common shareholders
- basic	$0.01	$0.04	$0.03	$0.10
- diluted	$0.01	$0.04	$0.03	$0.10
Weighted-average shares outstanding
- basic	16,604,682	17,544,905	16,811,360	17,730,715
- diluted	16,996,376	17,848,110	17,193,854	17,990,561

Comprehensive income attributable to common shareholders	126,613	745,920	$580,292	$1,754,810
Net loss at subsidiary attributable to noncontrolling interests	4,911	16,736	37,780	40,908
Total comprehensive income	$121,702	$729,184	$542,512	$1,713,902

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$542,512	$1,713,902
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,677,906	1,383,611
Deferred tax benefit (expense)	43,991	(36,255)
Share-based compensation	426,651	542,118
Excess tax benefit derived from exercise of stock options	(470,584)	(1,077,099)
Noncash interest expense	33,001	12,038
Noncash investment (gains) losses	(80,321)	138,627
Net changes in assets and liabilities affecting operating activities, net of effect of business combination:
Accounts receivable	(293,665)	(765,689)
Inventory	1,394,280	1,002,160
Other current assets and other assets	(239,484)	(1,354,793)
Accounts payable and other current liabilities	1,457,656	2,293,818
Other long-term liabilities	61,553	105,416
Net cash provided by operating activities	4,553,496	3,957,854
Cash flows from investing activities:
Additions to property and equipment	(96,768)	(150,387)
Purchases of marketable securities	(5,201,240)	(3,754,903)
Proceeds from sale of marketable securities	5,684,149	3,001,735
Cash paid for acquisitions	—	(2,000,000)
Additions to intangible assets	(2,392,477)	(1,617,874)
Net cash used in investing activities	(2,006,336)	(4,521,429)
Cash flows from financing activities:
Net borrowings on line of credit	1,700,000	—
Exercise of stock options	21,366	—
Excess tax benefit derived from exercise of stock options	470,584	1,077,099
Cash settlement of contingent consideration	(1,618,983)	—
Sale of subsidiary shares to noncontrolling interest	—	1,000,005
Repurchase of common shares	(4,669,873)	(2,738,905)
Net cash used in financing activities	(4,096,906)	(661,801)
Net decrease in cash and cash equivalents	(1,549,746)	(1,225,376)
Cash and cash equivalents at beginning of period	39,866,037	40,869,457
Cash and cash equivalents at end of period	$38,316,291	$39,644,081

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Reconciliation of Net Income Attributable to Common Shareholders to Adjusted Earnings and Adjusted Diluted Earnings Per Share
(Unaudited)

	Three months ended September 30, 2015		Three months ended September 30, 2014
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income attributable to common shareholders	$126,613	$0.01	$745,920	$0.04
Less: Net loss at subsidiary attributable to noncontrolling interests	4,911	—	16,736	—
Net income	121,702	0.01	729,184	0.04
Adjustments to net income
Income tax expense	193,439	0.01	340,982	0.02
Depreciation and amortization expense	534,904	0.03	583,380	0.03
Share-based compensation (a)	(122,952)	(0.01)	216,774	0.01
Interest income	(64,072)	—	(108,005)	(0.01)
Interest expense	19,815	—	26,877	—
Adjusted Earnings and Adjusted Diluted Earnings Per Share	$682,836	$0.04	$1,789,192	$0.10

Diluted weighted-average common shares outstanding:		16,996,376		17,848,110

	Nine months ended September 30, 2015		Nine months ended September 30, 2014
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income attributable to common shareholders	$580,292	$0.03	$1,754,810	$0.10
Less: Net loss at subsidiary attributable to noncontrolling interests	37,780	—	40,908	—
Net income	542,512	0.03	1,713,902	0.10
Adjustments to net income
Income tax expense	530,885	0.03	1,052,330	0.06
Depreciation and amortization expense	1,677,906	0.10	1,383,611	0.08
Share-based compensation (a)	426,651	0.02	542,118	0.03
Product label expansion fees (b)	1,167,600	0.07	—	—
Gain on contingent consideration (c)	(381,037)	(0.02)		—
Interest income	(178,320)	(0.01)	(204,892)	(0.01)
Interest expense	53,854	—	51,358	—
Adjusted Earnings and Adjusted Diluted Earnings Per Share	$3,840,051	$0.22	$4,538,427	$0.25

Diluted weighted-average common shares outstanding:		17,193,854		17,990,561

The Company provided the above adjusted supplemental financial performance measures, which are considered "non-GAAP" financial measures under applicable Securities and Exchange Commission rules and regulations. These financial measures should be considered supplemental to, and not as a substitute for, financial information prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). The definition of these supplemental measures may differ from similarly titled measures used by others.
Because these supplemental financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the supplemental financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.
Cumberland's management believes these supplemental financial performance measures are important as they are used by management, along with financial measures in accordance with GAAP, to evaluate the Company's operating performance. In addition, Cumberland believes that they will be used by certain investors to measure the Company's operating results. Management believes that presenting these supplemental measures provides useful information about the Company's underlying performance across reporting periods on a consistent basis by excluding items that Cumberland does not believe are indicative of its core business performance or reflect long-term strategic activities. Certain of these items are not settled through cash payments and include: depreciation, amortization, share-based compensation expense and income taxes. Cumberland utilizes its net operating loss carryforwards to pay minimal income taxes. In addition, the use of these financial measures provides greater transparency to investors of supplemental information used by management in its financial and operational decision-making, including the evaluation of the Company's operating performance.

The Company defines these supplemental financial measures as follows:

•	Adjusted Earnings: net income adjusted for the impact of income taxes, depreciation and amortization expense, share-based compensation expense and other income and interest expense.

(a) Represents the share-based compensation of Cumberland.

(b) Represents Cumberland's fee paid to the FDA in connection with a request for expanded pediatric labeling for Caldolor.

(c) Represents Cumberland's gain on contingent consideration as the result of a reduction in the cost of the Vaprisol acquisition.

•	Adjusted Diluted Earnings Per Share: Adjusted Earnings divided by diluted weighted-average common shares outstanding.